Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Announces Flat Rolled Products Impairment and Other Charges

Pittsburgh, PA, January 19, 2016 – Allegheny Technologies Incorporated (NYSE: ATI) today announced that fourth quarter 2015 results will include approximately $267 million in pre-tax charges, including approximately $181 million of non-cash, long-lived asset impairment charges for its Flat Rolled Products (FRP) business, and $76 million of non-cash inventory charges.

Asset impairment charges include the write off of all $127 million of goodwill in the FRP business. As previously announced, ATI is taking rightsizing actions to better align its FRP operations to the challenging market conditions for its commodity products. These actions include:

•	Idling the standard stainless melt shop and sheet finishing operations at the Midland, PA facility, which is expected to be completed in January 2016.

•	Idling grain-oriented electrical steel (GOES) operations, including the Bagdad, PA facility, which is expected to be completed by April 2016.

As a result of these actions, fourth quarter results will include a non-cash impairment charge of approximately $54 million to reduce the carrying value of long-lived assets at the Midland, PA facility and GOES operations, and a $4 million charge for idling costs. The future restart of the Midland and GOES operations, respectively, will depend on future business conditions and ATI’s ability to earn an acceptable return on invested capital on products produced at these operations.

Fourth quarter 2015 results will also include $51 million in non-cash Net Realizable Value inventory reserves that offset LIFO Reserve benefits in the fourth quarter due to falling raw material prices, a $25 million non-cash charge to revalue non-Premium Quality grades of titanium sponge inventory to current market prices, and $6 million for previously-announced severance charges for a salaried workforce reduction in both the High Performance Materials and Components Segment and at ATI’s headquarters.

ATI will report fourth quarter 2015 results on Tuesday, January 26, 2016.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ended September 30, 2015. At September 30, 2015, ATI had approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.